Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES FOURTH QUARTER AND YEAR-END 2014 RESULTS

HOUSTON (February 19, 2015) -- Noble Energy, Inc. (NYSE: NBL) announced today fourth quarter 2014 net income of $402 million, or $1.05 per diluted share. Excluding the impact of certain items, which would typically not be considered by analysts in published earnings estimates, fourth quarter 2014 adjusted income(1) was $156 million, or $0.38 per diluted share. Discretionary cash flow(1) was $754 million and net cash provided by operating activities was $803 million. Capital expenditures for the final quarter of 2014 totaled $1.35 billion.

Total sales volumes for the quarter averaged a record 315 thousand barrels of oil equivalent per day (MBoe/d). This represents an increase of eight percent compared to the fourth quarter of 2013, or 14 percent after adjusting for divested assets. Versus the final quarter of last year, total sales volumes were up primarily as a result of the Company’s continued horizontal development of the DJ Basin and Marcellus Shale resource plays. Noble Energy’s onshore horizontal production was 50 percent higher in the fourth quarter of 2014 versus the same period in 2013.

Liquids comprised 44 percent (35 percent crude oil and condensate and 9 percent natural gas liquids) of total Company fourth quarter 2014 volumes, with natural gas the remaining 56 percent. U.S. volumes for the quarter totaled 192 MBoe/d, while International sales volumes were 123 MBoe/d. Total sales volumes were higher than produced volumes by more than three thousand barrels per day (MBbl/d) due to the timing of liftings in Equatorial Guinea, primarily at the Alba field.

Noble Energy reported full year 2014 net income of $1.21 billion, or $3.27 per diluted share, and adjusted income(1) was $881 million, or $2.36 per diluted share. Discretionary cash flow(1) for 2014 was $3.32 billion and net cash provided by operating activities was $3.51 billion. Total capital expenditures for the year were $4.88 billion. The Company sold average volumes for the year of 298 MBoe/d, an increase of 16 percent over 2013 volumes after adjusting for divested assets.

David L. Stover, Noble Energy’s President and CEO, commented, “Despite the dramatic commodity price volatility over the last several months, Noble Energy exited 2014 with a substantially increased operational capacity and a solid liquidity position. Our operational momentum was highlighted by the DJ Basin and Marcellus Shale programs, where each asset ended the year at record production levels and above our fourth quarter averages. As we move into 2015, we are responding swiftly and materially to the current environment, focused on maintaining our financial and operational flexibility, while also preserving the long-term value of our business.”

Fourth quarter 2014 total production costs, including lease operating expense, production and ad valorem taxes, and transportation and gathering averaged $9.01 per barrel of oil equivalent (Boe), and depreciation, depletion, and amortization totaled $15.94 per Boe. Exploration expense was $147 million, including $63 million related to unsuccessful exploration drilling and $28 million for the write-off of certain non-core U.S. undeveloped leasehold costs. General and administrative costs were lower than anticipated due primarily to reduced personnel costs. Included in other non-operating income for the fourth quarter 2014 was a $26 million gain related to the value change of Noble Energy stock held in a deferred compensation program.

Adjustments to net income for the final quarter of 2014 included non-cash commodity derivative gains of approximately $778 million, as a result of the value change of the Company’s existing crude oil and natural gas hedge positions as of the end of the year. In addition, the Company adjusted from net income certain proved property asset impairment charges of $336 million, which primarily related to properties in the Gulf of Mexico. The effective tax rate on adjusted income for the quarter was 15 percent, with 57 percent of the adjusted tax provision being deferred.

OPERATIONS UPDATE

DJ BASIN
In the DJ Basin, sales volumes averaged a record 108 MBoe/d in the fourth quarter of 2014, up five percent from the third quarter of 2014. Versus the same quarter of last year, after excluding the impact of volumes associated with an acreage exchange executed late in 2013, volumes were up 10 percent. Fourth quarter 2014 volumes were reduced approximately 5 MBoe/d due to winter weather and third-party facility downtime. Liquids made up 65 percent of DJ Basin volumes (50 percent crude oil and condensate and 15 percent natural gas liquids) and 35 percent was natural gas. Highlights for the quarter included:

•
Record quarterly horizontal volumes, which totaled 82 MBoe/d, up 11 percent from the third quarter of 2014 and more than 30 percent from the same quarter of last year, after excluding the impact of volumes associated with the exchange executed in late 2013.

•
Drilled 80 wells in the quarter, including 28 extended reach laterals, with an average lateral length of more than 6,000 feet. The average lateral length per operated well in 2014 of 5,555 feet is more than 1,000 feet longer than the previous year average.

•	Included in the wells drilled for the quarter was a record spud to rig release time of under five days for a 4,520 foot horizontal well drilled in the East Pony area.

•	Commenced production on 90 operated wells, including 36 extended reach lateral wells (total of 119 standard length equivalent wells).

•
Included in the wells brought online in the quarter were the Company’s initial downspacing results in the Greeley-Crescent area, with 29 wells testing 24 and 32-well per section spacing. After more than 90 days of production, 20 of the wells are performing at or above expectations for the area. The downspaced wells include wells in each of the Niobrara zones, as well as the Codell. In East Pony, five downspacing wells have been on production for more than 50 days, testing up to 32 wells per section spacing. All five wells are performing consistent with expectations.

•
20 additional Plug-n-Perf completions commenced production in the fourth quarter of 2014. The wells, which have been on production between 40 and 100 days, are located primarily in the Wells Ranch and East Pony areas. Performance on average is consistent to slightly above the comparable sliding sleeve completion wells.

•
Third-party compression capacity is being expanded with the 70 Ranch Compressor Station commencing operation in early February 2015, adding 45 million cubic feet of natural gas per day (MMcf/d) of compression in the Wells Ranch area. An additional 100 MMcf/d of compression in Wells Ranch is anticipated to be operational with the Rocky Compressor Station in the second quarter of 2015. Gas processing is also expanding within Greater Wattenberg with the Lucerne-2 gas processing plant, designed to add 200 MMcf/d of natural gas processing capacity, progressing for start-up in the second quarter of 2015.

•
Oil pipeline capacity out of the DJ Basin is being expanded with the first quarter 2015 connection of the Northern Colorado Pipeline to the Wattenberg Oil Trunkline, which delivers oil volume to both the White Cliffs pipeline and the Tampa rail system. In addition, the Tallgrass lateral, connecting East Pony production to the Pony Express pipeline, is planned to commence operation in the second quarter of 2015 with a capacity of 90 MBbl/d.

MARCELLUS SHALE
Production volumes in the Marcellus Shale averaged a record 378 million cubic feet of natural gas equivalent per day (MMcfe/d), a 16 percent increase versus the third quarter of 2014 and 93 percent versus the same quarter of last year. Natural gas represented 86 percent of fourth quarter 2014 volumes, with the remaining 14 percent primarily composed of natural gas liquids (NGLs). Highlights for the quarter included:

•
Operated wet gas production increased to approximately 47 percent of total Joint Venture volume, versus 28 percent in the fourth quarter of 2013. Total wet gas production is up approximately 220 percent from the fourth quarter of last year.

•
Drilled 24 operated wells at an average lateral length of more than 9,000 feet. The average lateral length per operated well in 2014 of 8,000 feet is more than 1,000 feet longer than the previous year average and 3,000 feet longer than the 2012 average.

•
Noble Energy commenced drilling on the Joint Venture’s first Utica well, the Moundsville-6H, located in Marshall County, West Virginia. The well was drilled to a total depth of 20,309 feet, with a lateral length of 9,483 feet. First production from the well is anticipated in the second half of 2015.

•
Commenced production on 32 operated wells, including 8 wells completed with Reduced Stage and Cluster Spacing (RSCS). Results from all operated RSCS wells in 2014 continue to support a 20 to 40 percent improvement in production rate versus wells with standard completion designs.

•
Included in the wells brought online during the quarter were the Company’s first pads in the Pennsboro and Moundsville areas of West Virginia (Ritchie and Marshall counties, respectively). Initial production from these areas is performing in line with expectations.

•
The WFN-4 pad in Majorsville, the Company’s most recent operated pad on production, consisting of 6 wells at an average lateral length of nearly 7,000 feet, came online during the fourth quarter and was producing more than 55 MMcfe/d, gross, after 30 days online. Performance is tracking consistent with the Company’s best pads in the Majorsville area and above expectations.

•
Joint Venture partner CONSOL Energy drilled 21 wells during the quarter (7,500 foot average lateral length), including four Upper Devonian wells. 14 dry gas wells, all of which were completed with RSCS, commenced production in the fourth quarter.

GULF OF MEXICO
In the Gulf of Mexico, sales volumes averaged 17 MBoe/d, which were comprised of 80 percent crude oil and condensate, seven percent NGLs, and 13 percent natural gas. Highlights for the quarter included:

•
Successfully executed the completion work on the Dantzler-2 production well. The drilling rig is currently performing completion operations at Dantzler-1, to be followed by development work at the Gunflint field.

•
Progress on the Company’s sanctioned major projects remains on schedule. Facility modifications at third-party production host facilities are underway and offshore pipeline installations are scheduled to begin in the second quarter of 2015. Production at the Big Bend field is estimated to begin in the fourth quarter of 2015, Dantzler around the end of 2015, and Gunflint by mid-2016.

WEST AFRICA
Hydrocarbon sales in West Africa averaged 85 MBoe/d, which was comprised of 46 percent crude oil and condensate, five percent NGLs, and 49 percent natural gas. Sales volumes for the quarter were in excess of production volumes by more than 3 MBbl/d as a result of the timing of liquid liftings. Nearly 50 percent of the Company’s fourth quarter 2014 crude oil liftings occurred in the month of December. Highlights for the quarter included:

•
Successful workover activities at the Alen field, including a sidetrack at the 1P well and increased injection well capacity, resulted in average gross production of more than 28 MBbl/d of condensate for the quarter. The field exited the year with production in excess of 30 MBbl/d.

•	Active production management and strong reservoir performance continued at the Aseng oil field, which averaged 37 MBbl/d, gross, during the quarter.

EASTERN MEDITERRANEAN
In the Eastern Mediterranean, Israel natural gas sales volumes averaged 228 MMcfe/d. Highlights for the quarter included:

•
Tamar continued to exhibit exceptional reservoir and facility reliability. Record daily sales volumes of over 1 billion cubic feet of natural gas equivalent per day (Bcfe/d), gross, was reached on multiple days in late 2014 and early 2015, driven by increased electricity demand due to cold weather and coal plant maintenance.

•
Additional progress was made at the Ashdod Onshore Terminal compression project, which is more than 90 percent complete. The expansion is targeted to increase deliverability at Tamar to 1.2 Bcfe/d, gross, beginning in mid-2015.

•
Executed a non-binding Letter of Intent (LOI) for interruptible sales of up to 250 MMcf/d of natural gas for 7 years from the Tamar field to Dolphinus Holdings Ltd., for supply to Egypt’s domestic market. Initial sales of natural gas under the LOI could commence in 2015 utilizing existing Tamar production capacity and currently available pipeline infrastructure. Negotiation of a final purchase and sale contract is underway, after which start of sales will be dependent upon regulatory approvals for regional export.

OTHER
Key highlights for the quarter included:

•
Drilled two additional vertical wells in the Company’s NE Nevada Wilson play, with one well each in the northern and southern acreage areas. The two wells encountered hydrocarbon shows in the targeted reservoir. Completion operations were recently performed on the first of the two wells, with oil recovered. The well is currently shut-in awaiting facilities for a sustained production test.

•
Successfully issued $1.5 billion in long-term notes, with $650 million issued at an interest rate of 3.9 percent due in 2024, and $850 million issued at an interest rate of 5.1 percent due in 2044. Funds raised from the issuance of the bonds were used to pay off the balance on the Company’s credit facility. Total liquidity at the end of 2014 was $5.2 billion, including $1.2 billion in cash and $4 billion per the Company’s undrawn credit facility.

PROVED RESERVES
Estimated reserves at year-end 2014 were 1.4 billion barrels of oil equivalent as 2014 total additions and revisions offset the Company’s production and non-core asset sales during the year. Reserves in the U.S. were 58 percent of the Company’s total, with assets in Equatorial Guinea and Israel combining for the remaining 42 percent. The composition of reserves at the end of 2014 is 31 percent global liquids, 36 percent international natural gas and 33 percent U.S. natural gas.

Noble Energy added total proved reserves of 141 million barrels of oil equivalent (MMBoe) in 2014, including extensions, discoveries, and revisions. These additions replaced approximately 1.3 times 2014 production. U.S. total additions, including revisions, of 135 MMBoe resulted in more than 200 percent replacement of U.S. production and were driven by the horizontal drilling programs in the DJ Basin and Marcellus Shale, as well as the Dantzler project sanction in the Gulf of Mexico. During 2014, the Company sold approximately 33 MMBoe of proved reserves from non-core assets in the U.S. and China.

Proved developed reserves represent approximately 63 percent of total proved reserves at the end of the year, up from 60 percent at year-end 2013. Proved undeveloped reserve bookings in the U.S. onshore programs reflect future drilling activity based on the current price environment.

(1)A Non-GAAP measure, see attached Reconciliation Schedules

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the ‘Investors’ page at www.nobleenergyinc.com. Conference call numbers for participation are 888-554-1424 and 719-785-1768. The pass code number is 9275379. A replay will be available on the website.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.

Investor Contacts
David Larson
(281) 872-3125
david.larson@nblenergy.com

Brad Whitmarsh
(281) 943-1670
brad.whitmarsh@nblenergy.com

John Nicholson
(281) 876-6186
John.nicholson@nblenergy.com

Media Contact:
Reba Reid
(281) 943-1789
reba.reid@nblenergy.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes,” “expects”, “intends”, “will”, “should”, “may”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’s current views about future events. They include estimates of oil and natural gas reserves, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.

This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see the attached schedules for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income to Adjusted Income
(in millions, except per share amounts, unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2014	Per Diluted Share [5]	2013	Per Diluted Share	2014	Per Diluted Share [5]	2013	Per Diluted Share
Net Income	$402	$1.05	$134	$0.37	$1,214	$3.27	$978	$2.69
(Gain) loss on commodity derivative instruments, net of cash settlements [1]	(778)	(2.12)	65	0.18	(947)	(2.58)	131	0.36
Asset impairments [2]	336	0.91	23	0.06	500	1.36	86	0.24
(Gain) on divestitures [3]	(1)	—	(27)	(0.07)	(73)	(0.20)	(94)	(0.26)
Other adjustments	3	0.01	1	—	—	—	7	0.02
Total adjustments before tax	(440)	(1.20)	62	0.17	(520)	(1.42)	130	0.36
Income tax effect of adjustments [4]	194	0.53	(4)	(0.01)	187	0.51	(44)	(0.12)
Adjusted Income	$156	$0.38	$192	$0.53	$881	$2.36	$1,064	$2.93
Weighted average number of shares outstanding
Diluted	367		364		367		363

NOTE:
Adjusted income should not be considered a substitute for net income as reported in accordance with GAAP. Adjusted income is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted income is beneficial in evaluating our financial performance. We believe such measures can facilitate comparisons of operating performance between periods and with our peers. See Schedule 2: Summary Statement of Operations.

All per share and shares outstanding amounts have been retroactively adjusted for the two-for-one stock split, which was distributed on May 28, 2013 to shareholders of record as of May 14, 2013.

[1]
Many factors impact our gain or loss on commodity derivatives, net of cash settlements, including: increases and decreases in the commodity forward price curves compared to our executed hedging arrangements; increases in hedged future volumes; and the mix of hedge arrangements between NYMEX WTI, Dated Brent and NYMEX HH commodities. These gains or losses on commodity derivative instruments, net of cash settlements recognized in the current period, will be realized in the future when cash settlement occurs.

[2]	Amounts for 2014 represent impairments related to U.S., offshore Israel and North Sea properties.

[3]	During 2014 and 2013, we sold certain non-core onshore U.S. properties and our China assets.

[4]	The income tax effect of adjustments is determined for each major tax jurisdiction for each adjusting item.

[5]
The diluted earnings per share calculations for the three and twelve months ended December 31, 2014 include deferred compensation (gains) losses from NBL shares held in a rabbi trust. Consistent with GAAP, when dilutive, the deferred compensation gain or loss, net of tax, is excluded from net income while the NBL shares held in the rabbi trust are included in the diluted sharecount.

Schedule 2
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues
Crude oil and condensate	$690	$935	$3,438	$3,618
Natural gas	291	258	1,223	976
Natural gas liquids	56	79	270	215
Income from equity method investees	33	56	170	206
Total revenues	1,070	1,328	5,101	5,015
Operating Expenses
Lease operating expense	173	136	604	530
Production and ad valorem taxes	38	51	184	188
Transportation and gathering expense	50	44	170	132
Exploration expense	147	204	498	415
Depreciation, depletion and amortization	462	422	1,759	1,568
General and administrative	104	109	503	433
(Gain) on divestitures	(1)	(24)	(73)	(36)
Asset impairments	336	23	500	86
Other operating expense, net	6	15	38	43
Total operating expenses	1,315	980	4,183	3,359
Operating Income	(245)	348	918	1,656
Other (Income) Expense
(Gain) loss on commodity derivative instruments	(903)	65	(976)	133
Interest, net of amount capitalized	59	54	210	158
Other non-operating (income) expense, net	(25)	—	(26)	21
Total other (income) expense	(869)	119	(792)	312
Income from Continuing Operations Before Income Taxes	624	229	1,710	1,344
Income Tax Provision	222	107	496	437
Income from Continuing Operations	402	122	1,214	907
Discontinued Operations, Net of Tax	—	12	—	71
Net Income	$402	$134	$1,214	$978
Earnings Per Share
Basic
Income from continuing operations	$1.11	$0.34	$3.36	$2.53
Discontinued operations, net of tax	—	0.04	—	0.19
Net Income	$1.11	$0.38	$3.36	$2.72
Diluted
Income from continuing operations	$1.05	$0.33	$3.27	$2.50
Discontinued operations, net of tax	—	0.04	—	0.19
Net Income	$1.05	$0.37	$3.27	$2.69
Weighted average number of shares outstanding
Basic	362	360	361	359
Diluted	367	364	367	363

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	70	68	68	63
Equatorial Guinea	37	31	33	32
Other International	—	5	2	4
Total consolidated operations	107	104	103	99
Equity method investee - Equatorial Guinea	2	2	2	2
Total sales volumes	109	106	105	101
Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$69.43	$92.49	$89.60	$96.53
Equatorial Guinea	69.61	109.59	94.61	107.48
Consolidated average realized prices	$69.54	$98.09	$91.58	$100.29
Natural Gas Sales Volumes (MMcf/d)
United States	578	458	518	440
Equatorial Guinea	251	252	243	252
Israel	226	248	231	209
Total sales volumes	1,055	958	992	901
Natural Gas Realized Prices ($/Mcf)
United States	$3.21	$3.27	$3.86	$3.54
Equatorial Guinea	0.27	0.27	0.27	0.27
Israel	5.50	5.00	5.57	5.02
Consolidated average realized prices	$3.00	$2.93	$3.38	$2.97
Natural Gas Liquids Sales Volumes (MBbl/d)
United States	26	22	23	16
Equity method investee - Equatorial Guinea	4	5	5	6
Total sales volumes	30	27	28	22
Natural Gas Liquids Realized Prices ($/Bbl)
United States	$23.56	$39.38	$32.04	$35.53
Barrels of Oil Equivalent Volumes (MBoe/d)
United States	192	166	176	153
Equatorial Guinea	79	73	74	73
Israel	38	42	39	35
Other International	—	5	2	4
Total consolidated operations	309	286	291	265
Equity method investee - Equatorial Guinea	6	7	7	8
Total sales volumes from continuing operations	315	293	298	273
Total sales volumes from discontinued operations	—	—	—	1
Total sales volumes	315	293	298	274

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	December 31,	December 31,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$1,183	$1,117
Accounts receivable, net	857	947
Commodity Derivative Assets, Current	710	1
Other current assets	325	546
Total current assets	3,075	2,611
Net property, plant and equipment	18,143	15,725
Goodwill	620	627
Other noncurrent assets	715	679
Total Assets	$22,553	$19,642
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$1,578	$1,354
Other current liabilities	944	988
Total current liabilities	2,522	2,342
Long-term debt	6,103	4,566
Deferred income taxes	2,516	2,441
Other noncurrent liabilities	1,087	1,109
Total Liabilities	12,228	10,458
Total Shareholders’ Equity	10,325	9,184
Total Liabilities and Shareholders’ Equity	$22,553	$19,642

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow and Reconciliation to Net Cash Provided by Operating Activities
(in millions, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Adjusted Income [1]	$156	$192	$881	$1,064
Adjustments to reconcile adjusted income to discretionary cash flow:
Depreciation, depletion and amortization	462	422	1,759	1,568
Exploration expense	147	204	498	415
(Income)/Dividends from equity method investments, net	(20)	(5)	33	(17)
Deferred compensation (income) expense	(26)	2	(25)	26
Deferred income taxes	13	105	81	319
Stock-based compensation expense	21	21	87	80
Other	1	(6)	10	(5)
Discretionary Cash Flow	$754	$935	$3,324	$3,450
Reconciliation to Operating Cash Flows
Net changes in working capital	127	(91)	412	(291)
Cash exploration costs	(79)	(69)	(229)	(236)
Current tax benefit of earnings adjustments	—	(1)	—	(5)
Other adjustments	1	8	(1)	19
Net Cash Provided by Operating Activities	$803	$782	$3,506	$2,937

Capital expenditures (accrual based)	$1,353	$1,125	$4,883	$4,311
Increase in capital lease obligations [2]	29	22	110	76
Total Capital Expenditures (Accrual Based)	$1,382	$1,147	$4,993	$4,387

NOTE:
The table above reconciles discretionary cash flow to net cash provided by operating activities. While discretionary cash flow is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.

[1]	See Schedule 1: Reconciliation of Net Income to Adjusted Income.

[2]	Increase in capital lease obligations represents estimated construction in progress to date on US operating assets and corporate buildings.

Schedule 6
Noble Energy, Inc.
Supplemental Data
(in millions, unaudited)

2014 Costs Incurred in Oil and Gas Activities	United States	Int’l [1]	Total
Unproved property acquisition costs	$246	$3	$249
Exploration costs	485	185	670
Development costs [2]	3,685	433	4,118
Total costs incurred	$4,416	$621	$5,037

Reconciliation to Capital Spending (accrual basis)
Total costs incurred			$5,037
Exploration overhead			(153)
Lease rentals			(11)
Asset retirement obligations			(230)
Total oil and gas spending			4,643
Investment in equity method investee			71
Other corporate capital			279
Total capital spending (accrual basis)			$4,993

Proved Reserves [3]	United States	Int’l [4]	Total
Total Barrel Oil Equivalents (MMBoe)
Beginning reserves - December 31, 2013	774	632	1,406
Revisions of previous estimates	15	6	21
Extensions, discoveries and other additions	120	—	120
Purchase of minerals in place	—	—	—
Sale of minerals in place	(28)	(5)	(33)
Production	(65)	(45)	(110)
Ending reserves - December 31, 2014	816	588	1,404
Proved Developed Reserves (MMBoe)
December 31, 2013	349	500	849
December 31, 2014	426	455	881

[1]	International includes Cameroon, China (through June 30, 2014), Cyprus, Equatorial Guinea, Falkland Islands, Israel, the North Sea, Nicaragua, Sierra Leone, Gabon, and other new ventures.

[2]	Includes ARO costs of $106 million for United States and $124 million for International.

[3]
Netherland, Sewell & Associates, Inc. performed a reserves audit for 2014 and concluded that the Company's estimates of proved reserves were, in the aggregate, reasonable and have been prepared in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

[4]	International includes China (through June 30,2014), Equatorial Guinea, Israel, and the North Sea.